Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90217 and 033-65413) pertaining to Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees of our report dated June 23, 2006, with respect to the 2005 financial statements and supplemental schedule of the Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Banks, Finley, White & Co.

College Park, Georgia

June 23, 2006